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                                                                   Exhibit 99.1

                                 [LETTERHEAD]


CONTACT:  Randy J. Parker                                          NEWS RELEASE
          Chief Financial Officer

                   RECORD DATE SET FOR CONTINGENT DISTRIBUTIONS

BOSTON, June 8, 1999 - Beacon Capital Partners, Inc. has set today as the record date for certain contingent distributions to be made to unitholders and stockholders of record as of such date. Written materials describing the distributions are being sent out today to unitholders and stockholders.

As previously announced, Beacon Capital Partners has committed to purchase up to a maximum of $150,000,000 of convertible preferred stock of Wyndham International, Inc. as part of an investor group making an aggregate capital infusion of $1 billion. In connection with structuring the preferred stock investment, the Company currently anticipates distributing interests representing approximately $90,000,000 of Wyndham preferred stock, subject to a voting trust, to its unitholders and stockholders as of the record date. The Company currently anticipates making such distributions on or prior to June 30, 1999.

The foregoing distributions are contingent upon the closing of the Wyndham investment, the timing of such closing, the certification by unitholders and stockholders that they are accredited investors and the decision of Beacon Capital Partners to go forward with the proposed investment structure. No assurances can be given that the proposed Wyndham investment will be consummated. In addition, Beacon Capital Partners reserves the right to increase the amount of Wyndham preferred stock to be distributed, to abandon the proposed distributions and pursue an alternative investment structure or to make additional cash distributions of equivalent value to those unitholders and stockholders who are not accredited investors. Accordingly, the aggregate value of the proposed distributions cannot be accurately determined at this time.

Certain matters discussed in this announcement may constitute forward-looking statements within the meaning of the Federal securities laws. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include failure to satisfy any conditions precedent to the closing of the Wyndham transaction, including without limitation, the approval of shareholders of Wyndham and Patriot American Hospitality, Inc., the timing of the actual closing of the Wyndham transaction, the ability of unitholders and stockholders of Beacon Capital Partners to participate in the proposed distribution of interests, general economic conditions, the financial condition of the Company and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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Beacon Capital Partners, Inc., founded in January 1998, is structured as a real estate investment trust (REIT). The Company is headquartered in Boston and has regional offices in Chicago and Los Angeles.